UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report: October 29, 2012

CINCINNATI BELL INC.
(Exact Name of Registrant as Specified in its Charter)

Ohio	001-8519	31-1056105
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
221 East Fourth Street
Cincinnati, OH 45202
(Address of Principal Executive Office)
Registrant's telephone number, including area code: (513) 397-9900
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01 - OTHER EVENTS
On October 29, 2012, Cincinnati Bell Inc. (the “Company”) issued a press release announcing the intention of its wholly-owned subsidiaries CyrusOne LP and CyrusOne Finance Corp. to offer $500 million aggregate principal amount of Senior Notes due 2022 (the “Notes”) in a private offering, subject to market and other conditions. The Notes will be guaranteed by CyrusOne Inc., and certain of its subsidiaries. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.
The Notes and the related guarantees will not be registered under the Securities Act of 1933, as amended or any state securities laws, and, unless so registered, may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.
On October 29, 2012, the Company announced the commencement of cash tender offers (the “Tender Offers”) for its 8.25% Senior Notes due 2017 (CUSIP No. 171871AL0) (the “2017 Notes”) and its 8.375% Senior Notes due 2020 (CUSIP No. 171871AN6) (the “2020 Notes” and, together with the 2017 Notes, the “Notes”), subject to a maximum aggregate purchase price of $100,000,000 (the “Maximum Purchase Price”). Acceptance of Notes for purchase in the Tender Offers is subject to the Maximum Purchase Price, acceptance priorities and proration. The 2020 Notes will have a higher purchase priority than the 2017 Notes and on any payment date the Company will accept for purchase all validly tendered and not subsequently validly withdrawn 2020 Notes, subject to the Maximum Purchase Price, prior to accepting any 2017 Notes for purchase. A copy of the press release announcing the Tender Offers is attached hereto as Exhibit 99.2 and is incorporated herein by reference.
This report does not constitute a notice of redemption under the optional redemption provisions of either of the indentures governing the 2017 Notes or the 2020 Notes, nor does it constitute an offer to sell, or a solicitation of an offer to buy, any security. No offer, solicitation, or sale will be made in any jurisdiction in which such an offer, solicitation, or sale would be unlawful.
ITEM 9.01 - FINANCIAL STATEMENTS AND EXHIBITS
(d) Exhibits

Exhibit No.	Description

99.1	Press Release dated October 29, 2012.
99.2	Press Release dated October 29, 2012.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CINCINNATI BELL INC.

Date: October 29, 2012	By:	/s/ Christopher J. Wilson
Christopher J. Wilson
Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release dated October 29, 2012.
99.2	Press Release dated October 29, 2012.